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                    [Letterhead of Dechert Price & Rhoads]


                                 June 16, 1999


Pacific Life & Annuity Company
700 Newport Center Drive
Newport Beach, CA 92660

               Re: Registration Statement for Interests in Pacific Select Exec Separate Account of Pacific Life & Annuity Company Under Pacific Select Exec II-NY Flexible Premium Variable Life Insurance Policy


Dear Gentlepersons:

     We hereby consent to the reference to our firm under the caption "Legal Proceedings and Legal Matters" in the prospectus comprising a part of the above-referenced Registration Statement.

                                    Very truly yours,

                                    /s/ DECHERT PRICE & RHOADS

                                    Dechert Price & Rhoads